Rural Cellular Corporation
Announces 2Q 2006
Financial Results

August 9, 2006 -- ALEXANDRIA, Minn. -- Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC) announces second quarter 2006 financial results and schedules teleconference.

On August 10th, 2006 at 9:00 AM CT, RCC will host its second quarter 2006 teleconference to discuss its second quarter results. To participate in the call, please dial (800) 218-4007, give the operator your name and company affiliation. To access a replay of this call through August 18, 2006, dial (800) 405-2236 and 11067618# as the passcode. An audio replay of the teleconference can also be accessed by logging onto the Company's website at www.unicel.com. To access the audio stream, click on the Investor Relations section.

Refer to RCC’s Form 10-Q filed with the Securities and Exchange Commission for the quarterly period ended June 30, 2006 for a comprehensive discussion regarding the Company’s quarterly performance by logging onto the SEC web site at www.sec.gov, or by logging onto the Company's website at www.unicel.com and clicking on the Investor Relations section.

About the Company

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 15 states. For additional information on the Company and its operations, please visit its Web site at www.unicel.com.

Forward-looking statements

Statements about RCC’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, and other factors discussed in RCC’s Report on Form 10-K for the year ended December 31, 2005 and from time to time in its other filings with the Securities and Exchange Commission.

Contact: Chris Boraas, Investor Relations Director - Equity (320) 808-2451
Suzanne Allen, Treasurer - Preferred Securities and Debt (320) 808-2156
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Consolidated Operating Data:	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Penetration (1) (2)	8.9%	9.9%	8.9%	9.9%
Retention (3)	97.3%	97.3%	97.4%	97.4%
Average monthly revenue per customer (4)	$74	$64	$71	$61
Average monthly revenue per customer, less incollect cost (4)	$67	$57	$65	$55
Local service revenue per customer (5)	$53	$50	$52	$49
Acquisition cost per customer (6)	$578	$520	$555	$487

Voice customers at period end
Postpaid			575,537	614,998
Prepaid			11,048	16,851
Wholesale			103,841	84,906
Total customers			690,426	716,755

Direct marketed POPs (1)
RCC Cellular			5,828,000	5,651,000
Wireless Alliance			776,000	754,000
Total POPs			6,604,000	6,405,000

(1)	Reflects 2000 U.S. Census Bureau data updated for December 2002.
(2)	Represents the ratio of wireless voice customers, excluding wholesale customers, at the end of the period to population served (“POPs”).
(3)
Determined for each period by dividing total postpaid wireless voice customers discontinuing service during such period by the average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), dividing that result by the number of months in the period, and subtracting such result from one.

(4)	Determined for each period by dividing the sum of service revenue (not including pass-through regulatory fees) and roaming revenue by the monthly average postpaid customers for such period.
(5)	Determined for each period by dividing service revenue (not including pass-through regulatory fees) by the monthly average postpaid customers for such period.
(6)
Determined for each period by dividing the sum of selling and marketing expenses, net cost of equipment sales, and depreciation of rental telephone equipment by the gross postpaid and prepaid wireless voice customers added during such period.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
ASSETS
(Unaudited)

(In thousands)	June 30, 2006	December 31, 2005

CURRENT ASSETS:
Cash and cash equivalents	$101,781	$86,822
Short-term investments	69,222	66,778
Accounts receivable, less allowance for doubtful accounts of $3,326 and $3,567	65,013	72,887
Inventories	6,416	12,849
Other current assets	4,673	4,280
Total current assets	247,105	243,616
PROPERTY AND EQUIPMENT, net	246,545	277,408
LICENSES AND OTHER ASSET, net:
Licenses	548,513	548,513
Goodwill	348,684	348,684
Customer lists	20,018	29,301
Deferred debt issuance costs	24,306	27,022
Other assets	5,854	6,138
Total licenses and other assets	947,375	959,658
	$1,441,025	$1,480,682

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS’ DEFICIT (Unaudited)

(In thousands, except per share data)	June 30, 2006	December 31, 2005

CURRENT LIABILITIES:
Accounts payable	$34,986	$53,492
Advance billings and customer deposits	11,361	11,885
Accrued interest	43,135	39,336
Other accrued expenses	6,587	8,981
Total current liabilities	96,069	113,694
LONG-TERM LIABILITIES	1,870,349	1,847,994
Total liabilities	1,966,418	1,961,688

REDEEMABLE PREFERRED STOCK	178,117	170,976

SHAREHOLDERS’ DEFICIT:
Class A common stock; $.01 par value; 200,000 shares authorized, 13,869 and 13,530 outstanding	139	135
Class B common stock; $.01 par value; 10,000 shares authorized, 399 and 427 outstanding	4	4
Additional paid-in capital	213,128	212,420
Accumulated deficit	(916,781)	(862,742)
Unearned compensation	-	(1,799)
Total shareholders’ deficit	(703,510)	(651,982)
	$1,441,025	$1,480,682

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited)

(In thousands, except per share data)	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
REVENUE:
Service	$96,939	$98,865	$192,909	$193,560
Roaming	36,660	25,112	67,466	44,734
Equipment	6,599	9,420	12,955	18,474
Total revenue	140,198	133,397	273,330	256,768
OPERATING EXPENSES:
Network costs, excluding depreciation	34,862	28,770	67,169	55,492
Cost of equipment sales	13,222	14,631	26,249	29,009
Selling, general and administrative	36,707	37,984	70,957	73,474
Depreciation and amortization	30,631	23,959	60,058	46,926
Impairment of assets	-	7,020	-	7,020
Total operating expenses	115,422	112,364	224,433	211,921
OPERATING INCOME	24,776	21,033	48,897	44,847
OTHER INCOME (EXPENSE):
Interest expense	(53,623)	(37,621)	(99,963)	(80,328)
Interest and dividend income	2,250	324	3,750	662
Other	414	(5)	204	(24)
Other expense, net	(50,959)	(37,302)	(96,009)	(79,690)
LOSS BEFORE INCOME TAX BENEFIT	(26,183)	(16,269)	(47,112)	(34,843)
INCOME TAX BENEFIT	(104)	(104)	(209)	(209)
NET LOSS	(26,079)	(16,165)	(46,903)	(34,634)
PREFERRED STOCK DIVIDEND	(3,622)	(3,432)	(7,136)	(6,767)
LOSS APPLICABLE TO COMMON SHARES	$(29,701)	$(19,597)	$(54,039)	$(41,401)
LOSS PER BASIC AND DILUTED SHARE	$(2.11)	$(1.59)	$(3.85)	$(3.36)
WEIGHTED AVERAGE SHARES USED TO COMPUTE LOSS PER BASIC AND DILUTED SHARE	14,075	12,330	14,027	12,323

COMPREHENSIVE LOSS:
LOSS APPLICABLE TO COMMON SHARES	$(29,701)	$(19,597)	$(54,039)	$(41,401)
Adjustments - derivative financial instruments	-	(171)	-	(343)
TOTAL COMPREHENSIVE LOSS	$(29,701)	$(19,768)	$(54,039)	$(41,744)

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)	Six months ended June 30,
	2006	2005
OPERATING ACTIVITIES:
Net loss	$(46,903)	$(34,634)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and customer list amortization	60,058	46,926
Loss on write-off of debt issuance costs	2,795	151
Mark-to-market adjustments - financial instruments	(726)	-
Gain on repurchase of senior exchangeable preferred stock	(173)	(5,554)
Non-cash junior exchangeable preferred stock dividends	-	3,797
Impairment of assets	-	7,020
Stock based compensation	467	109
Deferred income taxes	(209)	(209)
Other	1,442	2,493
Change in other operating elements:
Accounts receivable	4,761	(5,228)
Inventories	6,433	(1,687)
Other current assets	(393)	(677)
Accounts payable	(10,475)	(5,223)
Advance billings and customer deposits	(523)	409
Accrued senior and junior exchangeable preferred stock dividends	19,258	23,873
Accrued interest	3,800	26
Other accrued expenses	(2,394)	1,189
Net cash provided by operating activities	37,218	32,781
INVESTING ACTIVITIES:
Purchases of property and equipment	(23,670)	(64,649)
Purchases of short-term investments	(78,443)	-
Maturities of short-term investments	78,000	-
Proceeds from sale of property and equipment	1,587	89
Other	(45)	(77)
Net cash used in investing activities	(22,571)	(64,637)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	2,058	408
Proceeds from issuance of 8 ¼% senior secured notes	166,600	-
Retirement of senior secured floating rate notes	(160,000)	-
Repurchase of senior exchangeable preferred stock	(5,518)	(13,355)
Other	(2,828)	(65)
Net cash provided by (used in) financing activities	312	(13,012)
NET INCREASE (DECREASE) IN CASH	14,959	(44,868)
CASH AND CASH EQUIVALENTS, at beginning of year	86,822	85,339
CASH AND CASH EQUIVALENTS, at end of period	$101,781	$40,471